FOR IMMEDIATE RELEASE

TRIO MERGER CORP. AND SAEXPLORATION AGREE TO MERGE

Highlights

•	SAE is one of the largest international seismic data acquisition and processing companies in the world
•	LTM (September) Revenue of $268.7 million represents a compound annual growth rate of more than 58% from LTM (September) 2010
•	Backlog of $248.3 million through 2014 and $315.7 million in bids outstanding
•	Chairman and CEO collectively have more than 60 years of experience in the seismic industry
•	Majority of merger consideration is stock – SAE Stockholders will continue to own a significant percentage of the company
•	Attractive valuation: With fully diluted EV to 2013 and 2014 EBITDA multiples of 4.1x and 3.7x, respectively, SAE is priced very attractively relative to its publicly traded peers

New York, NY and Calgary, AB – December11, 2012 - Trio Merger Corp. (NASDAQ:TRIO; OTCBB:TRIOW) (“Trio”) and privately-held SAExploration Holdings, Inc. (“SAE” or the “Company”) today jointly announced that the companies have entered into a merger agreement whereby SAE will merge into a wholly owned subsidiary of Trio. SAE is a holding company of various subsidiaries which cumulatively form a geographically diversified seismic data acquisition company. SAE provides a full range of 2D, 3D and 4D seismic data services to its clients, including surveying, program design, logistical support, data acquisition, processing, camp services, catering, environmental assessment and community relations. The Company services its multinational client base from offices in Canada, Alaska, Peru, Columbia, Bolivia, Papua New Guinea, New Zealand and Brazil.

Since its founding in Lima, Peru in 2006, SAE has expanded rapidly by organic growth and two tuck in acquisitions. SAE and its executive management team have built a reputation for successfully operating in logistically complex geographies, such as mountains, jungles and arctic regions, while maintaining a strong Quality, Health, Safety and Environmental (“QHSE”) performance record. As a result, SAE has garnered a blue chip customer list, including many of the world’s large national and international oil companies.

SAE’s unaudited revenues for the first nine months of calendar 2010 and 2012 increased from $75.4 million to $209.3 million, a compound annual growth rate (“CAGR”) of 66.6%. During this same period, nine month EBITDA increased from $7.4 million to $26.9 million, a CAGR of 90.9%. At November 30, 2012, SAE’s backlog was $248.3 million and it had $315.7 million in bids outstanding. Please see accompanying summary unaudited financial tables for additional information.

SAE’s financial information and data contained herein is unaudited and/or were prepared by SAE as a private company and do not conform to SEC Regulation S-X. Accordingly, such information and data will be adjusted and presented differently in Trio’s filings with the SEC. Furthermore, it includes certain financial information, such as EBITDA (earnings before interest, taxes, depreciation and amortization), not derived in accordance with generally accepted accounting principles (“GAAP”). EBITDA is a key metric SAE uses in evaluating its financial performance. EBITDA is considered a non-GAAP financial measure as defined by Regulation G promulgated by the SEC under the Securities Act of 1933, as amended. SAE considers EBITDA important in evaluating its financial performance on a consistent basis across various periods. Due to the significance of non-cash and non-recurring items, EBITDA enables SAE’s Board of Directors and management to monitor and evaluate the business on a consistent basis. SAE uses EBITDA as a primary measure, among others, to analyze and evaluate financial and strategic planning decisions regarding future operating investments and potential acquisitions. The presentation of EBITDA should not be construed as an inference that SAE’s future results will be unaffected by unusual or non-recurring items or by non-cash items, such as non-cash compensation. EBITDA should be considered in addition to, rather than as a substitute for, pre-tax income, net income and cash flows from operating activities.

The Transaction

Merger Consideration

The SAE stockholders, in exchange for all of the common stock of SAE outstanding immediately prior to the merger, will receive from Trio:

•	An aggregate of 6,448,413 shares of Trio’s common stock;
•	An aggregate of $7,500,000 in cash;
•	An aggregate of $17,500,000 in promissory notes to be issued by Trio; and
•	The right to receive up to an additional 992,064 shares of Trio’s common stock if the following EBITDA targets have been met:

	EBITDA Target		EBITDA Share Range
	Minimum	Maximum	Minimum	Maximum
Fiscal year ended 12/31/13	$46,000,000	$50,000,000	248,016	496,032
Fiscal year ended 12/31/14	$52,000,000	$56,000,000	248,016	496,032

Notes:

1 In the event that the EBITDA target is not met in any particular year but the combined company’s cumulative EBITDA over the two year period is between $98,000,000 and $106,000,000, the SAE stockholders will be entitled to the pro rata number of EBITDA Shares they would have been entitled to if each individual yearly EBITDA targets were met.

2 EBITDA, which excludes acquisitions, is defined as income before provision for income taxes, plus interest expense, less interest income, plus depreciation and amortization, plus merger related expenses and Trio’s expenses.

Additionally, Trio will pay to the Stockholder an aggregate of $5,000,000 in cash for all of SAE’s outstanding shares of Series A Preferred Stock.

The stockholders of SAE will not be able to publicly sell any of the shares of Trio common stock that they receive upon closing of the merger for twelve months after the closing, subject to certain exceptions. After the merger, Trio’s board of directors will consist of eight directors, of whom five will be selected by SAE and three will be selected by Trio.

As a condition to entering into the Merger Agreement, SAE required that Trio effectuate certain changes with respect to its outstanding warrants. Accordingly, to accommodate such requirement and induce SAE to enter into the Merger Agreement, Trio obtained the written consent from registered holders of a majority of Trio’s outstanding warrants (the “Consenting Warrant Holders”) to increase the exercise price of such warrants to $12.00 per share and increase the redemption price of such warrants to $15.00 per share. Such amendments will become effective upon consummation of the merger. Additionally, Trio has agreed to file a registration statement on Form S-4 for the purpose of offering holders of Trio’s warrants the right to exchange their warrants for shares of Trio common stock, at the rate of ten warrants for one share of Trio common stock (the “Warrant Exchange”). The parties will seek to consummate the Warrant Exchange as soon as practicable after the closing of the merger. The Consenting Warrant Holders have agreed to participate in the Warrant Exchange with respect to the warrants held by such holders. Any warrants remaining outstanding after the consummation of the Warrant Exchange will continue to have the same terms as currently set forth in such warrants except as modified by the amendments to the exercise and redemption prices described above. In addition, the holders of the Unit Purchase Options ("UPOs") to purchase 600,000 units (each consisting of one share and one warrant) at $11.00 per unit which were issued to the underwriters at the closing of Trio's initial public offering, have agreed to exchange their UPOs for an aggregate of 100,000 shares at the closing of the merger.

About SAE and Its Markets

SAE is a Delaware corporation and maintains its headquarters in Calgary, Canada, where it has an administrative staff of approximately 60 professionals. The Company currently operates ten to twelve crews globally, with approximately 600 permanent employees and up to 7,000 seasonal employees. SAE's seismic data solutions are used by many of the worlds largest and most technically advanced oil and gas exploration and production companies, including national oil companies, major integrated oil companies, and large independent oil and gas companies.

Operating as a sub-sector of the $600 billion (est.) global energy exploration & production industry, the seismic industry represents a $16 to$19 billion worldwide annual revenue opportunity. SAE’s seismic data solutions consist primarily of seismic data acquisition and processing services on behalf of its clients. Seismic data acquisition involves applying an energy source at a surface location, analyzing the reflected energy, and then creating high resolution images of complex underground structures. These images are used primarily by oil and gas companies to identify geologic structures favorable to the accumulation of hydrocarbons, to reduce risk associated with oil and gas exploration, to optimize well completion techniques, and to monitor changes in hydrocarbon reservoirs. The Company fully integrates seismic survey design, data acquisition, processing and interpretation to deliver enhanced services to its clients. SAE generates 100% of its revenue from the acquisition of proprietary (contracted) seismic data and does not employ the common industry practice of shooting unfunded or partially funded seismic data for speculative libraries.

The Company provides seismic data acquisition on a worldwide basis for land, transition zone and shallow water marine areas, with particular strength operating in challenging environments and delicate ecosystems. The process of acquiring seismic data in many of the remote locales in which SAE often operates is quite complex and logistically challenging. As a result, SAE has developed a competency in transportation, lodging and community relations as well as a reputation for environmental responsibility that the Company believes distinguishes it from its peers.

Since its formation in Lima, Peru in 2006, the Company has steadily diversified its operations geographically. The Company has subsequently leveraged its experience working in the jungles of Peru to expand into Columbia, Papua New Guinea, and Bolivia. In 2011, SAE made two tuck-in acquisitions in North America, initiated operations in Alaska and Canada, reincorporated as a Delaware corporation and moved its headquarters to Calgary, Canada. As illustrated in the table below, this aggressive growth strategy has provided SAE with a well diversified stream of revenues:

2012 Year to Date Revenue and EBITDA by Region1

	United States[2]	Peru	Columbia	Bolivia	Canada	SE Asia
Revenue	$83.7	$32.1	$34.7	$26.8	$26.5	$5.7
EBITDA	$16.6	$4.2	$1.5	$3.8	$7.1	$-0.4

Notes:

1 Unaudited Revenue and EBITDA for the 9 months ended September 30, 2012 do not include corporate and inter-company eliminations

2 Substantially all of the United States Revenue and EBITDA was generated in Alaska

Eric Rosenfeld, Chairman and CEO of Trio, commented, “We are pleased that Trio’s Board of Directors, as well as our Special Advisor, Joel Greenblatt, unanimously approved this transaction. We believe that SAE represents everything we were searching for in a merger opportunity. The Company has an attractive growth profile and a compelling valuation, with lower Enterprise Value to forward EBITDA multiples than the median of its publicly-traded comparables, based on Trio’s liquidation value of approximately $10.08 per share. We also think that SAE possesses numerous sustainable competitive advantages, including an experienced management team, a strong and loyal customer base, a niche in logistically complex regions, and a leading QHSE track record.”

“The geographic diversity of SAE’s operations, backlog and outstanding bid profile reflect our belief that the Company is well positioned to capitalize on compelling growth opportunities, both within its existing markets as well as in new markets such as Brazil and the lower 48 states of the US. We believe this transaction will give the Company capital to accelerate its organic growth plans and the public currency to capitalize on attractively priced acquisitions. We believe SAE is well positioned to grow and deliver long term value to its shareholders.” continued Eric Rosenfeld.

Joel Greenblatt, Trio’s Special Advisor said, “SAExploration is just the type of company I like: a high quality business with excellent management at a very attractive valuation.”

Jeff Hastings, Executive Chairman of SAE, stated, “We are excited about the opportunity to consummate the TRIO - SAE merger. SAE has enjoyed impressive growth for the past several years and the additional capital provided through the merger will facilitate further expansion in our core areas as well as provide higher visibility in the marketplace.”

For additional information on the acquisition, see the Form 8-K filed by Trio, that will be filed later today, which can be obtained, without charge, at the Securities and Exchange Commission's internet site (http://www.sec.gov). SAE website is www.arbinc.com.

About Trio Merger Corp.

Trio was incorporated in Delaware on February 2, 2011 as a blank check company whose objective is to effect a merger, capital stock exchange, asset acquisition or other similar business combination with an operating business. Trio’s initial public offering was declared effective June 20, 2011 and was consummated on June 24, 2011, receiving net proceeds of $57.43 million through the sale of 6.0 million units at $10.00 per unit and $3.55 million from the sale of private placement warrants to the initial stockholders and the underwriters. On June 24, 2011, the underwriters exercised their over-allotment option and on June 27, 2011, the Company received net proceeds of $8.69 million from the sale of 900,000 units. Each unit was comprised of one share of Trio common stock and one warrant with an exercise price of $7.50. Pursuant to a share repurchase plan, the Company repurchased a total of 0.78 millon shares of common stock at an aggregate purchase price of $7.54 million. As of September 30, 2012, Trio held $61.69 million in a trust account maintained by an independent trustee, which will be released upon the consummation of the business combination.

The closing of the acquisition is subject to approval by the stockholders of Trio, and Holders of 496,032 or more of the shares of Parent Common Stock issued in Parent’s initial public offering of securities not exercising their rights to convert their shares into a pro rata share of the Trust Fund in accordance with Trio’s Charter Documents.

Trio and its directors and executive officers may be deemed to be participants in the solicitation of proxies for the special meeting of Trio stockholders to be held to approve the merger. Stockholders are advised to read, when available, Trio’s preliminary proxy statement/information statement and definitive proxy statement/information statement in connection with the solicitation of proxies for the special meeting because these statements will contain important information. The definitive proxy statement/information statement will be mailed to stockholders as of a record date to be established for voting on the merger. Stockholders will also be able to obtain a copy of the proxy statement/information statement, without charge, by directing a request to: Trio Merger Corp., 777 Third Avenue, 37th Floor, New York, NY 10017. The preliminary proxy statement/information statement and definitive proxy statement/information statement, once available, can also be obtained, without charge, at the Securities and Exchange Commission's internet site (http://www.sec.gov).

This press release includes certain forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995, including statements regarding future financial performance, future growth and future acquisitions. These statements are based on SAE’s and Trio’s managements’ current expectations or beliefs and are subject to uncertainty and changes in circumstances. Actual results may vary materially from those expressed or implied by the statements herein due to changes in economic, business, competitive and/or regulatory factors, and other risks and uncertainties affecting the operation of SAE’s business. These risks, uncertainties and contingencies include: business conditions; weather and natural disasters; changing interpretations of GAAP; outcomes of government reviews; inquiries and investigations and related litigation; continued compliance with government regulations; legislation or regulatory environments; requirements or changes adversely affecting the business in which SAE is engaged; fluctuations in customer demand; management of rapid growth; intensity of competition from other providers of seismic acquisition services; general economic conditions; geopolitical events and regulatory changes; the possibility that the merger does not close, including due to the failure to receive required security holder approvals or the failure of other closing conditions; and other factors set forth in Trio’s filings with the Securities and Exchange Commission. The information set forth herein should be read in light of such risks. Further, investors should keep in mind that SAE’s financial results are unaudited and do not conform to SEC Regulation S-X and as a result such information may fluctuate materially depending on many factors. Accordingly, SAE’s financial results in any particular period may not be indicative of future results. Neither Trio nor SAE is under any obligation to, and expressly disclaims any obligation to, update or alter its forward-looking statements, whether as a result of new information, future events, changes in assumptions or otherwise.

### #### ###

CONTACT:	-OR-	INVESTOR RELATIONS:
Trio Merger Corp.		The Equity Group Inc.
Eric Rosenfeld		Devin Sullivan
Chairman and CEO		Senior Vice President
(212) 319-7676		(212) 836-9608 / dsullivan@equityny.com

David Sgro		Thomas Mei
Chief Financial Officer		Account Executive
(212) 319-7676		(212) 836-9614 / tmei@equityny.com

SAEXPLORATION SELECTED INCOME STATEMENT DATA

($ in millions)

(unaudited)

(U.S. dollars in thousands)	2010	2011	YTD 2012 (1)

Revenue	$140,521	$178,210	$209,300
Direct operating expenses	118,938	151,618	163,046

Gross profit	21,582	26,592	46,254

Selling, general, and administrative expenses	6,865	16,117	19,585
Depreciation expense	177	190	8,483
(Gain) Loss on sale of assets	(515)	(2)	186

Income from operations	15,056	10,287	18,000

Other income (expense):
Other (income) expense, net	3,822	66	77
Interest (income) expense, net	674	624	1,471
Foreign exchange (gain) loss, net	262	(150)	(522)

Total other (income) expense, net	4,759	540	1,026

Income before income taxes	10,297	9,747	16,974

Provision for income taxes	1,206	2,994	6,727

Net income	$9,091	$6,753	$10,246

EBITDA reconciliation

Net income	$9,091	$6,753	$10,246

Provision for income taxes	1,206	2,994	6,727
Interest (income) expense, net	674	624	1,471
Depreciation and amortization	3,493	4,110	8,483

EBITDA	$14,464	$14,481	$26,928

 (1) For period January 1, 2012 through September 30, 2012

SAEXPLORATION BALANCE SHEET

($ in millions)

(unaudited)

(U.S. dollars in thousands)
	2010 (1)	2011 (1)	2012 (2)
Current assets
Cash and cash equivalents	$7,232	$4,978	$13,921
Restricted cash	176	108	3,700
Accounts receivable	22,956	33,872	54,421
Prepaid expenses	5,497	2,589	7,542
Deferred expenses on contracts	2,996	3,000	3,380
Deferred tax asset, net	728	2,270	1,252
Other current assets	675	-	-

Total current assets	40,259	46,817	84,216

Property and equipment, net	9,695	41,583	50,807
Goodwill and other intangible assets, net	-	3,813	3,765
Other assets	-	1,921	-

Total assets	$49,954	$94,134	$138,788

Current liabilities

Accounts payable	$23,099	$44,216	$28,589
Accrued liabilities	5,619	2,723	11,277
Income and other taxes payable	4,566	3,964	12,304
Accrued payroll and related liabilities	2,739	2,383	6,983
Notes payable	3,607	7,393	21,238
Deferred revenue - current portion	-	3,756	6,389
Capital lease - current portion	-	915	814

Total current liabilities	39,630	65,350	87,592

Capital leases - non-current portion	-	1,669	1,177
Deferred revenue - non-current portion	-	6,429	4,293
Deferred tax liabilities, net	146	1,553	-
Long-term debt	-	-	15,693

Total liabilities	39,776	75,001	108,755

Total shareholders' equity	10,178	19,133	30,034

Total liabilities and shareholders' equity	$49,954	$94,134	$138,788

(1) Fiscal years ending December 31

(2) Balance sheet data as of September 30, 2012